EXHIBIT 5.1

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, Minnesota 55402

(612) 632-3000

May 24, 2017

EVINE Live Inc.

6740 Shady Oak Road

Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

We have acted as counsel for EVINE Live Inc., a Minnesota corporation (the “Company”), in connection with the offering and sale by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of 4,008,273 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), pursuant to the Registration Statement No. 333-214061 on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 13, 2015, and declared effective by the Commission on May 19, 2015.

We have reviewed (i) the Common Stock Purchase Agreements between the Company and the investors thereto, each dated as of May 22, 2017 (the “Purchase Agreement”); (ii) the Registration Statement; (iii) the prospectus, consisting of the base prospectus dated May 13, 2015, as supplemented by a prospectus supplement dated May 22, 2017, relating to the offering of the Common Shares, filed with the Commission on May 24, 2017, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”); and (iv) such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or conformed copies and the authenticity of the originals of such copies. As to questions of fact material to this opinion, we have relied, without independent verification, upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Our opinion is limited to the general corporate laws of the State of Minnesota and the federal laws of the United States of America. We express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Common Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon and subject to the foregoing, it is our opinion that: (i) the Common Shares to be sold pursuant to the Purchase Agreements have been duly authorized, and when duly issued and sold as contemplated in the Registration Statement, the Prospectus and the Purchase Agreements, will be validly issued, fully paid and non-assessable.

May 24, 2017

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated as of the date hereof relating to the offering of the Common Shares. We also hereby consent to the reference to our firm’s name under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gray, Plant, Mooty, Mooty & Bennett, P.A.